Exhibit 99.1

Editorial –	Sheryl Y. Battles VP, Corp. Communications 203/351-6808
Financial –	Charles F. McBride VP, Investor Relations 203/351-6349
Website –	www.pitneybowes.com

PITNEY BOWES PROVIDES NOTICE OF BOND REPURCHASE

STAMFORD, Conn., May 21, 2012 – Pitney Bowes Inc. (NYSE:PBI) today announced notice of its election to redeem $400 million of its bonds which are scheduled to mature in October 2012. The bonds will be repurchased substantially with cash on the balance sheet and operating cash flow. At the end of the first quarter 2012, the company had about $950 million in cash and short-term investments on its balance sheet.
According to Chairman, President and CEO, Murray Martin, “Redemption of these bonds reflects our strong free cash flow, ongoing confidence in our business and the strength of our balance sheet. We are a solidly profitable company and expect to generate $700-$800 million in free cash flow this year. Our free cash flow is sufficient to pay our dividend, reduce our debt and support ongoing investment in our business. This action also reinforces our support for maintaining our investment grade ratings.”
The company is reaffirming its guidance for the year for revenue, adjusted earnings per share and free cash flow as provided in its first quarter earnings press release.

Exhibit 99.1

Pitney Bowes is a $5.3 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.
Forward-Looking Statements
This release contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about our ability to complete the redemption of the notes; our expected free cash flow; the sufficiency of our free cash flow; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigation; timely development, market acceptance and regulatory approvals, if needed, of new products; management of credit risk; management of outsourcing arrangements; income tax or other regulatory levies; changes in postal regulations; and the financial health of national posts; and other factors beyond our control as more fully outlined in the company's 2011 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.